Exhibit 99.1

Assertio Reports Fourth Quarter and Full Year 2022 Financial Results

Net Product Sales Increase 55% in the Fourth Quarter, 42% for the Full Year

Full Year Net Income Increases to $109.6 Million, Non-GAAP Adjusted EBITDA Increases to $101.6 Million

Cash Flows from Operations Was $26.7 Million for the Fourth Quarter and $78.6 Million for the Full Year

LAKE FOREST, IL. – March 8, 2023 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a specialty pharmaceutical company offering differentiated products to patients, today reported financial results for the fourth quarter and full year ended December 31, 2022.

Financial Highlights (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions, except per share amounts)	2022	2021	2022	2021
Net Product Sales (GAAP)	$49.9	$32.2	$155.1	$109.4
Net Income (Loss) (GAAP)	$88.6	$4.6	$109.6	$(1.3)
Earnings (Loss) Per Share (GAAP)	$1.34	$0.10	$2.03	$(0.03)
Adjusted EBITDA (Non-GAAP)[1]	$33.4	$17.8	$101.6	$48.8
Adjusted Earnings Per Share (Non-GAAP)[1]	$0.32	$0.21	$1.19	$0.49
The 2022 results reported today reflect a full year benefit from the creation of the Company’s non-personal commercial platform and related cost savings. In addition, the strategic actions taken in the second half – refinancing the debt, exiting an unprofitable sales channel and acquiring Sympazan – as well as the acquisition of Otrexup in late 2021, have contributed to the positive change in our business. These actions have produced full year results where net product sales increased 42%, adjusted EBITDA increased 108% and operating cash flow increased by $73.1 million.

Fourth quarter results included the following as compared to the prior year quarter:
•Net product sales increased 55% to $49.9 million.
◦Increased sales of Indocin, a full quarter of Otrexup and the addition of Sympazan more than offset the expected declines in Zipsor and Solumatrix.
◦Indocin sales increased 87% due to a volume mix shift to more profitable channels and a return to normal customer inventory levels after a reduction in the prior quarter.
•Selling, general and administrative expenses were $13.7 million, reflecting an increase of $2.4 million.
◦The increase was driven by $1.4 million of higher stock-based compensation expense and $1.0 million in higher sales and marketing expenses due to the addition of Otrexup and Sympazan.
•GAAP net income increased to $88.6 million, from $4.6 million.
◦The increase was driven by a tax benefit of $80.4 million from the reversal of a valuation allowance against deferred tax assets, which reflects the positive change in the Company’s financial performance that has now been consistently generating positive net income and operating cash flows.
◦Additional gross profit2 of $16.6 million was driven by higher product net sales, partially offset by higher selling, general and administrative and amortization expenses and $9.8 million of fair value expense for contingent consideration as a result of an increase in the long-term Indocin sales forecast.
◦The fourth quarter also included $1.1 million of lower interest expense resulting from our convertible debt refinancing, which reduced the cash interest rate to 6.5% from 13%.
•Adjusted EBITDA increased to $33.4 million, from $17.8 million.
◦The increase was driven by $17.7 million of additional net product sales, and the resulting increase in gross profit, partially offset by higher selling, general and administrative expenses.
1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.

◦The Company’s gross profit margin2 improved by 317 basis points due to continued strong sales of Indocin.
•Cash and cash equivalents at December 31, 2022 was $64.9 million, which reflected $26.7 million of cash flow from operations in the fourth quarter partially offset by $25.0 million of final purchase price payments for Otrexup and Sympazan. The convertible debt refinancing in August resulted in the elimination of debt principal payments resulting in $4.8 million of cash flow benefit in the fourth quarter versus the prior year quarter.

“Assertio’s successful achievement of its strategic priorities in 2022 delivered financial results that exceeded our outlook quarter after quarter, culminating in an especially strong fourth quarter as we shifted Indocin demand in favor of higher margin commercial purchases,” said Dan Peisert, Chief Executive Officer. “The fourth quarter was a springboard into 2023 where we see opportunities to increase sales in our key Indocin, Sympazan and Otrexup assets, which we expect will offset the January loss of exclusivity on Cambia. Our life cycle management program for Indocin will be one of our key priorities for 2023 as we seek to access a larger addressable market. Later this year, we expect to be enrolling patients into a clinical trial that is currently being designed to expand the label and, if approved, to provide regulatory exclusivity.”

“Our balance sheet is well positioned to support our growth plans, in particular our business development initiatives. Our $30.0 million note exchanges in February 2023 further positioned our balance sheet to pursue meaningful business development opportunities which fit our criteria. We are actively engaged in evaluating multiple prospective opportunities to expand and diversify our business, while remaining focused on identifying the right assets that best advance our strategic growth objectives.”

2023 Full Year Financial Guidance

Assertio announced its initial 2023 operating guidance as follows:

Net Product Sales (GAAP)	$150.0 Million to $160.0 Million
Adjusted EBITDA (Non-GAAP)[3]	$85.0 Million to $93.0 Million

The Company anticipates revenue in the first quarter of 2023 to be between $36.0 million to $38.0 million, reflecting typical seasonality and the loss of Cambia exclusivity. The Company’s full year Adjusted EBITDA guidance includes an initial estimate of the anticipated clinical trial costs in the second half of the year. The guidance does not include the effect of the potential acquisition of new portfolio assets.

Balance Sheet and Cash Flow

For the quarter ended December 31, 2022, the Company generated $26.7 million in cash flow from operations, its seventh consecutive quarter of positive cash flows. For the full year 2022, the Company generated $78.6 million in cash flow from operations.

At year-end 2022, cash and cash equivalents totaled $64.9 million, a slight increase from the third quarter even after funding $25.0 million of asset purchase payments for Otrexup and Sympazan in the fourth quarter.

On February 23, 2023, Assertio entered into Exchange Agreements pursuant to which Assertio exchanged $30.0 million aggregate principal amount of convertible debt for a combination of an aggregate of $10.5 million in cash and an aggregate of approximately 7.0 million shares of its common stock in the transactions. This reduces the amount of convertible debt outstanding that can become senior indebtedness in the event the Company seeks to finance any of its future business development transactions with secured debt. Assertio did not receive any cash proceeds from the issuance of the shares of its common stock. The transactions reduced Assertio’s overall debt by 42.9%, will save the Company $2.0 million in annual interest payments, reduced the potential dilution from the exchanged convertible notes by 4.6%, and will be accretive to 2023 diluted EPS by $0.02.

2 Gross profit represents net products sales less cost of sales.
3See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Income.

Conference Call and Investor Presentation Information

As previously announced, Assertio’s management will host a conference call to discuss its fourth quarter and full year 2022 financial results today:

Date:	Wednesday, March 8, 2023
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-404-975-4839
Conference number:	800382

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

About Assertio

Assertio is a specialty pharmaceutical company offering differentiated products to patients utilizing a non-personal promotional model. We have built and continue to build our commercial portfolio by identifying new opportunities within our existing products as well as acquisitions or licensing of additional approved products. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps
Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

Statements in this communication that are not statements of historical fact are forward-looking statements that reflect Assertio's current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, future events or the future performance or operations of Assertio, including our ability to realize the benefits from our operating model, successfully acquire and integrate new assets and explore new business development initiatives, as well as the cost and outcomes of clinical studies. All statements other than historical facts may be forward-looking statements and can be identified by words such as "anticipate," "believe," "could," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "may", "objective," "opportunity," "outlook," "plan," "position," "potential," "predict," "project," "prospective," "pursue," "seek," "should," "strategy," "target," "would," "will," "aim" or other similar expressions that convey the uncertainty of future events or outcomes and are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of Assertio, including the risks described in Assertio's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission ("SEC") and in other filings Assertio makes with the SEC from time to time. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of this date. While Assertio may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to update or revise any forward-looking-statements contained in this press release, whether as a result of new information or future events, except as may be required by applicable law. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance or expected results of Assertio.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

This release also includes estimated full-year non-GAAP adjusted EBITDA information, which the Company believes enables investors to better understand the anticipated performance of the business, but should be considered a supplement to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. No reconciliation of estimated non-GAAP adjusted EBITDA to estimated net income is provided in this release because some of the information necessary for estimated net income such as income taxes, fair value change in contingent consideration, and stock-based compensation is not yet ascertainable or accessible and the Company is unable to quantify these amounts that would be required to be included in estimated net income without unreasonable efforts.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items include adjustments to interest expense, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, restructuring costs, amortization of fair value inventory step-up as result of purchase accounting, transaction-related costs, gains or losses from adjustments to long-lived assets and assets not part of current operations, and gains or losses resulting from debt refinancing or extinguishment.

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Product sales, net	$49,866	$32,152	$155,121	$109,420
Royalties and milestones	487	1,188	2,403	2,579
Other revenue	—	(10)	(1,290)	(985)
Total revenues	50,353	33,330	156,234	111,014
Costs and expenses:
Cost of sales	6,015	4,896	18,748	15,832
Selling, general and administrative expenses	13,706	11,266	46,786	52,641
Fair value of contingent consideration	11,841	2,011	18,687	3,914
Amortization of intangible assets	8,171	7,175	32,608	28,114
Restructuring charges	—	—	—	1,089
Total costs and expenses	39,733	25,348	116,829	101,590
Income from operations	10,620	7,982	39,405	9,424
Other (expense) income:
Interest expense	(1,313)	(2,437)	(7,961)	(10,220)
Other (loss) gain	(731)	(503)	(278)	243
Total other (expense) income	(2,044)	(2,940)	(8,239)	(9,977)
Net income (loss) before income taxes	8,576	5,042	31,166	(553)
Income tax benefit (expense)	79,975	(433)	78,459	(728)
Net income (loss) and comprehensive income (loss)	$88,551	$4,609	$109,625	$(1,281)

Basic net income (loss) per share	$1.83	$0.10	$2.33	$(0.03)
Diluted net income (loss) per share	$1.34	$0.10	$2.03	$(0.03)
Shares used in computing basic net income (loss) per share	48,300	45,017	47,004	43,169
Shares used in computing diluted net income (loss) per share	67,074	45,388	54,669	43,169

ASSERTIO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$64,941	$36,810
Accounts receivable, net	45,357	44,361
Inventories, net	13,696	7,489
Prepaid and other current assets	8,268	14,838
Total current assets	132,262	103,498
Property and equipment, net	744	1,527
Intangible assets, net	197,996	216,054
Deferred tax asset	80,202	—
Other long-term assets	2,709	5,468
Total assets	$413,913	$326,547
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,991	$6,685
Accrued rebates, returns and discounts	49,426	52,662
Accrued liabilities	12,181	14,699
Long-term debt, current portion	470	12,174
Contingent consideration, current portion	26,300	14,500
Other current liabilities	948	34,299
Total current liabilities	95,316	135,019
Long-term debt	66,403	61,319
Contingent consideration	22,200	23,159
Other long-term liabilities	4,269	4,636
Total liabilities	188,188	224,133
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 48,319,838 and 44,640,444 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	5	4
Additional paid-in capital	545,321	531,636
Accumulated deficit	(319,601)	(429,226)
Total shareholders’ equity	225,725	102,414
Total liabilities and shareholders' equity	$413,913	$326,547

ASSERTIO HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year Ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$109,625	$(1,281)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,396	29,077
Amortization of debt issuance costs and Royalty Rights	304	194
Gain on extinguishment of debt	(1,046)	—
Recurring fair value measurements of assets and liabilities	18,939	3,914
Stock-based compensation	7,504	3,545
Provisions for inventory and other assets	3,265	1,368
Deferred income taxes	(80,375)	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(996)	(11)
Inventories	(6,593)	4,268
Prepaid and other assets	8,019	3,600
Accounts payable and other accrued liabilities	(10,208)	(28,699)
Accrued rebates, returns and discounts	(3,236)	(10,452)
Net cash provided by operating activities	78,598	5,523
Investing Activities
Purchases of property and equipment	(274)	(53)
Purchase of Otrexup	(27,027)	(18,472)
Purchase of Sympazan	(15,372)	—
Net cash used in investing activities	(42,673)	(18,525)
Financing Activities
Proceeds from issuance of 2027 Convertible Notes	70,000	—
Payment in connection with 2024 Senior Notes	(70,750)	(9,500)
Payment of debt issuance costs	(4,084)	—
Payment of contingent consideration	(7,845)	(4,807)
Payment of Royalty Rights	(1,297)	(968)
Payments in connection with convertible notes	—	(335)
Proceeds from issuance of common stock	7,020	44,861
Proceeds from exercise of stock options	34	193
Shares withheld for payment of employee's withholding tax liability	(872)	(418)
Net cash (used in) provided by financing activities	(7,794)	29,026
Net increase in cash and cash equivalents	28,131	16,024
Cash and cash equivalents at beginning of year	36,810	20,786
Cash and cash equivalents at end of year	$64,941	$36,810
Supplemental Disclosure of Cash Flow Information
Net cash received for refund of income taxes	$6,913	$—
Cash paid for interest	$7,752	$10,124
Supplemental Disclosure of Non-Cash Investing Activities
Deferred payments for acquisition of Otrexup intangible assets	$—	$26,021

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2022	2021	2022	2021	Financial Statement Classification
GAAP Net Income (Loss)	$88,551	$4,609	$109,625	$(1,281)
Interest expense	1,313	2,437	7,961	10,220	Interest expense
Income tax expense (benefit)	(79,975)	433	(78,459)	728	Income tax benefit (expense)
Depreciation expense	196	203	787	963	Selling, general and administrative expenses
Amortization of intangible assets	8,171	7,175	32,608	28,114	Amortization of intangible assets
EBITDA (Non-GAAP)	18,256	14,857	72,522	38,744
Adjustments:
Legacy product reserves(1)	—	10	1,290	985	Other revenue
Stock-based compensation	2,388	949	7,504	3,545	Selling, general and administrative expenses
Contingent consideration fair value change (2)	11,841	2,011	18,687	3,914	Fair value of contingent consideration
Restructuring cost	—	—	—	1,089	Restructuring charges
Other (3)	892	—	1,592	554	Multiple
Adjusted EBITDA (Non-GAAP)	$33,377	$17,827	$101,595	$48,831

(1)Represents removal of the impact of revenue adjustment to reserves for product sales allowances (gross-to-net sales allowances) estimates related to previously divested products.
(2)The fair value of the contingent consideration is remeasured each reporting period, with changes in the fair value resulting from changes in the underlying inputs being recognized as operating expenses until the contingent consideration arrangement is settled.
(3)Other represents the following adjustments included in the three and twelve months ended December 31, 2022: (i) amortization of inventory step-up recognized in Cost of sales related acquired inventories sold of $0.1 million and $0.8 million, respectively, (ii) loss recognized in Other (loss) gain related to the fair value adjustment of the derivative liability associated with the embedded conversion feature of the 2027 Convertible Notes of $0.3 million in each period, (iii) gain recognized in Other (loss) gain on debt extinguishment associated with the Royalty Rights obligation of $1.0 million in each period, and (iv) loss recognized in recognized in Other (loss) gain for the expected credit loss reserve on the NES investment of $1.6 million in each period.
Other for the twelve months ended December 31, 2021 represents amortization of inventory step-up recognized in Cost of sales related to acquired inventories sold.

RECONCILIATION OF GAAP NET INCOME and GAAP NET INCOME PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31, 2022		Three Months Ended December 31, 2021
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income per share (GAAP)	$88,551	$1.32	$4,609	$0.10
Add: Convertible debt interest expense and fair value adjustment, net of tax(2)	1,169	0.02	—	—
Adjustments
Amortization of intangible assets	8,171	0.12	7,175	0.16
Legacy products revenue reserves	—	—	10	—
Stock-based compensation	2,388	0.04	949	0.02
Contingent consideration fair value change	11,841	0.18	2,011	0.04
Other	640	0.01	—	—
Contingent consideration cash payable (3)	(6,854)	(0.10)	(3,669)	(0.08)
Release of deferred tax asset valuation allowance (5)	(80,375)	(1.20)	—	—
Income taxes expense, as adjusted (4)	(4,047)	(0.07)	(1,619)	(0.03)
Adjusted earnings (Non-GAAP)	$21,484	$0.32	$9,466	$0.21

Diluted shares used in calculation (2)	67,074		45,388
Dilution effect of 2027 Convertible Notes (2)	17,094		—

(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method to compute adjusted diluted earnings per share with respect to its convertible debt. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented. As a result, interest expense and the fair value adjustment of the derivative liability associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation. Additionally, the diluted shares used in the diluted earnings per share calculation includes the dilution effect of the 2027 Convertible Notes.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjusted for the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.
(5)Represents the amount of income tax benefit related to the reversal of previously recorded valuation allowances.

RECONCILIATION OF GAAP NET INCOME (LOSS) and GAAP NET INCOME (LOSS) PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Twelve Months Ended December 31, 2022		Twelve Months Ended December 31, 2021
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net income (loss) per share (GAAP)	$109,625	$2.01	$(1,281)	$(0.03)
Add: Convertible debt interest expense and fair value adjustment, net of tax (2)	1,560	0.02	—	—
Adjustments
Amortization of intangible assets	32,608	0.60	28,114	0.65
Legacy products revenue reserves	1,290	0.02	985	0.02
Stock-based compensation	7,504	0.14	3,545	0.08
Contingent consideration fair value change	18,687	0.34	3,914	0.09
Restructuring charges	—	—	1,089	0.03
Other	1,340	0.03	554	0.01
Contingent consideration cash payable (3)	(16,068)	(0.29)	(8,111)	(0.19)
Release of deferred tax asset valuation allowance (5)	(80,375)	(1.47)	—	—
Income taxes expense, as adjusted (4)	(11,340)	(0.21)	(7,523)	(0.17)
Adjusted earnings (Non-GAAP)	$64,831	$1.19	$21,286	$0.49

Diluted shares used in calculation (2)	54,669		43,169
Dilution effect of 2027 Convertible Notes (2)	6,135		—

(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net income to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method to compute adjusted diluted earnings per share with respect to its convertible debt. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented. As a result, interest expense and the fair value adjustment of the derivative liability associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation. Additionally, the diluted shares used in the diluted earnings per share calculation includes the dilution effect of the 2027 Convertible Notes.
(3)Represents the accrued cash payable of the INDOCIN contingent consideration for the respective period based on 20% royalty for annual INDOCIN net sales over $20.0 million.
(4)Represents the Company’s income tax expense adjusted for the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.
(5)Represents the amount of income tax benefit related to the reversal of previously recorded valuation allowances.